Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dollar Tree Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-175121, No. 333-117337, No. 333-106886, No. 333-106884, No. 333-106883, No. 333-41248, No. 033-92812, No. 033-92816, No. 033-92814 and No. 333-38735) on Form S-8 and registration statement (No. 333-61139) on Form S-4 of Dollar Tree, Inc. of our reports dated March 28, 2016 (except for Note 13 as to which the date is May 5, 2016), with respect to the consolidated balance sheets of Dollar Tree, Inc. as of January 30, 2016 and January 31, 2015, and the related consolidated income statements, and statements of comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended January 30, 2016, and the effectiveness of internal control over financial reporting as of January 30, 2016, which reports appear in Form 8-K of Dollar Tree, Inc., dated May 5, 2016.

Our report dated March 28, 2016, on the effectiveness of internal control over financial reporting as of January 30, 2016, contains an explanatory paragraph that states the Company acquired Family Dollar Stores, Inc. (“Family Dollar”) during 2015, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of January 30, 2016, Family Dollar’s internal control over financial reporting associated with total assets of $12,429.2 million and total revenues of $6,162.0 million included in the consolidated financial statements of the Company as of and for the year ended January 30, 2016. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Family Dollar.

/s/ KPMG LLP

Norfolk, Virginia

May 5, 2016